Exhibit 3.2

Organizational Regulations

of

Chubb Limited with registered office in Zurich, Switzerland

Contents

CONTENTS			2
1.	BASICS AND SCOPE OF APPLICATION		4
	1.1	Basics	4
	1.2	Scope of Application	4
	1.3	Executive Bodies of the Company	4
2.	BOARD OF DIRECTORS		4
	2.1	Statutory Powers and Responsibilities	4
	2.2	Further Powers and Responsibilities	5
	2.3	Delegation of Management to Chief Executive Officer and Executive Management	7
	2.4	Constitution	7
	2.5	Meetings, Convocation of Meetings, Agenda	7
	2.6	Quorum, Passing of Resolutions and Minutes	8
	2.7	Right to Request Information and Reporting	9
	2.8	Composition and Independence	9
3.	THE CHAIRMAN		9
	3.1	Powers and Responsibilities	9
	3.2	Substitution	10
4.	LEAD DIRECTOR		10
5.	COMMITTEES		11
	5.1	Purpose, Powers and Responsibilities	11
	5.2	Types of Committees, Charters	11
	5.3	Composition and Eligibility	11
	5.4	Term	11
	5.5	Meetings, Convocation of Meetings, Agenda	11
	5.6	Resolutions and Proposals to the Board of Directors	12
6.	DELEGATE		12
	6.1	Powers and Responsibilities	12
	6.2	Further Powers and Responsibilities	13
7.	EXECUTIVE MANAGEMENT		13
	7.1	Powers and Responsibilities	13
	7.2	Appointments	13
	7.3	Meetings, Convocation of Meetings, Agenda	13
	7.4	Quorum and Minutes	14

8.	GROUP INTERNAL AUDIT		14
	8.1	Responsibilities	14
	8.2	Organization	15
	8.3	Professional Standards	15
	8.4	Independence	15
9.	GENERAL PROVISIONS		15
	9.1	Signatory Powers	15
	9.2	Conflict of Interest	15
	9.3	Non-Disclosure	15
	9.4	Returning of Files	16
10.	BUSINESS YEAR		16
11.	FINAL PROVISIONS		16
	11.1	Entering into Force	16
	11.2	Review and Amendments	16
12.	INDEMNIFICATION		16

1.BASICS AND SCOPE OF APPLICATION
1.1Basics
The board of directors of Chubb Limited ("Company"), Switzerland, issues the following organizational regulations ("Organizational Regulations") based on art. 716b CO and art. 19 of the articles of association of Chubb Limited ("Articles of Association").
1.2Scope of Application
The Organizational Regulations define the organization and responsibilities of the executive bodies, i.e. the board of directors and its members ("Board Members"), its committees and its chairs, the delegate of the board of directors and the chief executive officer as well as the executive management of the Company. They implement and supplement applicable law and the Articles of Association by establishing binding rules regarding the organization of the Company and its subsidiaries (together with the Company, the "Group") and its overall management.
1.3Executive Bodies of the Company
The executive bodies of the Company are:
(a)the board of directors of the Company ("Board of Directors");
(b)the chairman of the Board of Directors ("Chairman");
(c)the committees of the Board of Directors ("Committees");
(d)the delegate of the Board of Directors ("Delegate") and the chief executive officer of the Company ("Chief Executive Officer"); and
(e)the executive management ("Executive Management").
2.BOARD OF DIRECTORS
2.1Statutory Powers and Responsibilities
2.1.1The Board of Directors is entrusted with the ultimate management of the Company, the overall supervision of the Group as well as with the supervision and control of management.
The Board of Directors is entitled to pass resolutions on all matters which are not delegated to, or reserved for, the shareholders meeting or another body of the Company by applicable law, the Articles of Association or the Organizational Regulations.
2.1.2The Board of Directors has the following (non-transferable) duties and competences with regard to the Company and the Group:
(a)to ultimately manage and direct the Company and the Group and to issue the necessary directives;
(b)to determine the overall organization and strategy;

(c)to organize the finances, in particular determine the applicable accounting principles, the structuring of the accounting system, of the financial controls and of the internal audit as well as the financial planning;
(d)appointment and removal of a Delegate and the Delegate’s deputy (if applicable);
(e)appointment and removal of the members of the Executive Management and of the internal audit, and to grant signatory power;
(f)to verify the professional qualifications of the specially qualified independent auditors of the Company;
(g)to ultimately supervise the persons entrusted with the management, in particular with respect to compliance with the law, the Articles of Association, the Organizational Regulations and other regulations and directives;
(h)to prepare the annual report (including the financial statements), the compensation report, the report on non-financial matters and other reports that are subject to approval by the Board of Directors, as well as to prepare the shareholders meetings and implement their resolutions;
(i)to pass resolutions to implement changes in share capital, as far as they are within the competence of the Board of Directors (art. 653s para. 1 CO) as well as confirming changes in share capital and regarding the amendments to the Articles of Association entailed therewith;
(j)to propose reorganization measures to the shareholders meeting if half the share capital is no longer covered by the Company's net assets;
(k)to file a motion for a debt-restructuring moratorium(Nachlassstundung) and to notify the court (filing for bankruptcy) in the case of over-indebtedness;
(l)to decide on agreements relating to mergers, spin-offs, conversions and/or transfer of assets (Vermögensübertragung) pursuant to the Swiss Merger Act (Fusionsgesetz); and
(m)all other non-transferable and inalienable duties of the Board of Directors provided for by law.
2.2Further Powers and Responsibilities
The Board of Directors has the following further powers and responsibilities with regard to the Company and the Group:
2.2.1Regarding the Board of Directors:
(a)appointment and removal of the Lead Director;
(b)appointment and removal, upon recommendation by the nominating & governance committee ("Nominating & Governance Committee"), of the members of the Committees of the Board of Directors, except for the members of the Compensation Committee;

(c)to the extent allowed by applicable law and the Articles of Association, appointment to and suspension from office of the Chairman and the compensation committee of the Board of Directors (the "Compensation Committee");
(d)subject to the powers of the shareholders’ meeting pursuant to the Articles of Association, determine the compensation of (i) the Board Members, upon recommendation by the Nominating & Governance Committee, and (ii) the Chairman, the Delegate and the Executive Management, upon recommendation of the Compensation Committee;
(e)appointment and removal of the Secretary, who need not be a member of the Board of Directors;
(f)consider the reports and recommendations submitted to it by the Committees and resolve on the proposals of the Committees;
(g)propose to the shareholders meeting, upon recommendation by the Nominating & Governance Committee, candidates for election or re-election to the Board of Directors;
(h)propose to the shareholders meeting, upon recommendation by the Nominating & Governance Committee, a candidate for election or re-election as Chairman;
(i)propose to the shareholders meeting, upon recommendation by the Nominating & Governance Committee, candidates for election or re-election to the Compensation Committee; and
(j)yearly review of the performance of the Board of Directors, the Committees and the Board Members.
2.2.2Regarding operational matters:
(a)have overall responsibility for corporate governance matters and the authority to delegate responsibilities to its Committees and the Executive Management, as it deems appropriate;
(b)appoint and remove the members of the Executive Management;
(c)determine the strategy of the Group and review the strategy of the Executive Management;
(d)determine and amend the structure of the Group and designate the business segments;
(e)approve the medium- and short-term business plan of the Group, on the basis of the strategic goals;
(f)determine the risk tolerance level and monitor the risk development, in conjunction with the risk & finance committee of the Board of Directors ("Risk & Finance Committee");
(g)resolve on material acquisitions, dispositions, investments, strategic and financing transactions;

(h)be informed of provisions, write-offs and depreciations outside the ordinary course of business;
(i)approve capital market transactions for the account of the Group, including buy-backs of Company shares;
(j)delegate management powers and responsibilities to Committees, Board Members and the Executive Management;
(k)approve an upper limit for aggregate debt issuances, credit facilities or similar instruments (including repurchase facilities and letter of credit facilities);
(l)approve, in addition to the annual report, the compensation report and the report on non-financial matters, other material year-end reports of the Group (if applicable);
(m)review and consider periodic core business status reports as well as reports on major business transactions and events;
(n)review the Group's adherence to legal, regulatory and compliance standards and the status of significant legal, regulatory or compliance matters, in conjunction with the audit committee of the Board of Directors ("Audit Committee");
(o)assess, on an annual basis, the performance of the Chief Executive Officer and the members of the Executive Management; and
(p)approve the compensation principles of the Group upon recommendation of the Compensation Committee.
2.3Delegation of Management to Chief Executive Officer and Executive Management
The Board of Directors delegates the management of the Company and the Group to the Chief Executive Officer and the other members of the Executive Management as provided in these Organizational Regulations.
The Board of Directors shall have complete and open access to the Chief Executive Officer, chief financial officer, general counsel, chief compliance officer and the head of internal audit.
2.4Constitution
The Board of Directors shall elect a Lead Director (who also acts as vice-chair) from amongst its members.
The Board of Directors shall appoint a Secretary (a person keeping the minutes and assisting in the preparation of meetings of the Board of Directors ("Board Meetings")) who need not to be a member of the Board of Directors.
2.5Meetings, Convocation of Meetings, Agenda
2.5.1The Board of Directors shall be convened whenever required by business, a minimum of four times a year.

2.5.2Board Meetings shall be convened by the Chairman or the Lead Director. In the absence of both the Chairman and the Lead Director, another Board Member may convene a Board Meeting. Each Board Member shall be entitled to request an immediate convening of a Board Meeting and shall, in this event, set forth the items to be discussed.
2.5.3Board Meetings shall be announced at least 10 (ten) calendar days in advance by letter or e-mail. Items on the agenda shall be set forth in this correspondence.
In case of urgency shorter notice periods are permitted. If all Board Members are present and agree, deviations from these formal requirements are permitted; in particular, decisions can be taken that are not mentioned on the agenda.
Furthermore, these formal requirements do not have to be observed if a Board Meeting is only convened in order to record the implementation of a capital increase or decrease, to pass resolutions regarding the amendments of the Articles of Association entailed therewith and to adopt a report on a capital increase.
2.5.4The Chairman, or in the Chairman’s absence, the Lead Director or, in their absence, another Board Member, shall chair the Board Meetings.
2.5.5At Board Meetings, each Board Member shall be entitled to submit proposals regarding the items on the agenda. This right may also be executed by way of correspondence.
2.6Quorum, Passing of Resolutions and Minutes
2.6.1A quorum of the Board of Directors shall be constituted when a majority of the Board Members are present in person or, if permitted by the Chairman, participate using some alternative means of instant communication.
A quorum of Board Members shall not be required in order to record the implementation of a change in capital (including any increase, decrease or change of currency), to pass resolutions regarding the amendments of the Articles of Association entailed therewith and to adopt a report on a capital increase.
2.6.2The Board of Directors shall pass its resolutions with the majority of the votes cast. In case of a tie of votes, the Chairman shall not have the casting vote. Board Members may not be represented.
2.6.3Board resolutions may also be passed by means of circular resolutions in writing (including a document signed by DocuSign or another electronic signature that does not need to be in qualified form), by e-mail or in other electronic form as determined by the Chairman, provided that no Board Member requests in writing (including by e-mail) deliberation in a meeting, within 5 (five) calendar days after being informed of the proposed resolution. Board resolutions by means of circular resolutions require the affirmative vote of a majority of all of the Board Members.
2.6.4If so specified in the invitation or determined by the Chairman or Lead Director, a Board Meeting may be held and a resolution may be passed by means of a telephone, internet or video conference or similar means of instant communication.

2.6.5All resolutions shall be recorded. The minutes shall be signed by the Chairman and the person keeping the minutes, and must be approved by the Board of Directors.
2.7Right to Request Information and Reporting
2.7.1Each Board Member is entitled to request information from the Chairman on all Company and Group matters.
2.7.2At every Board Meeting, the Delegate shall inform the Board of Directors on the current course of business and on important business developments of the Company and the Group. The Board of Directors shall be informed promptly of any extraordinary business development. Members of the Executive Management may be invited to attend Board Meetings. Board Members shall be informed of extraordinary occurrences promptly by way of circulating letter or by telephone or e-mail.
2.7.3Each Board Member is also entitled to request information or access to business documents in the intervals between Board Meetings. Such requests shall be addressed in writing to the Chairman of the Board of Directors.
2.7.4To the extent necessary to fulfill their duties, each Board Member may request from the Chairman authorization to review books and records of the Company. If the Chairman rejects the Board Member's request for information, for a hearing or for an inspection, then the Board of Directors shall decide on such request.
2.8Composition and Independence
The Board of Directors, upon recommendation by the Nominating & Governance Committee, shall submit nominations of new Board Members for election at the shareholders meeting that ensure an adequate size and well-balanced composition of the Board of Directors and further ensure that a majority of the Board Members are independent within applicable legal and stock exchange requirements.
3.THE CHAIRMAN
3.1Powers and Responsibilities
3.1.1The Chairman shall convene Board Meetings and take the chair. Together with the person keeping the minutes, the Chairman shall sign the minutes including the deliberations and resolutions of the Board of Directors.
The Chairman shall preside over the shareholders meeting. Together with the person keeping the minutes, the Chairman shall sign the minutes of the shareholders meeting.
The Chairman has the right to call in third parties as advisors in Board Meetings.
3.1.2In addition, the Chairman shall have the responsibilities delegated by law, the Articles of Association and the Organizational Regulations.

3.2Substitution
If the Chairman of the Board of Directors is prevented from performing the applicable duties, they shall be performed by the Lead Director.
4.LEAD DIRECTOR
The Board of Directors shall appoint a Lead Director, who shall have the following responsibilities, together with such others as the Board of Directors might from time to time specify:
(a)to participate with the Chairman and the Delegate in establishing the agenda for Board Meetings, and to circulate to the other Board Members the proposed agenda so as to receive and incorporate their suggestions as to additional agenda items;
(b)to convene Board Meetings, as necessary;
(c)to convene and preside at executive sessions of the non-management and the independent Board Members and set the agendas for such meetings, including consideration of risk matters;
(d)to work with the Nominating & Governance Committee in the Board of Directors' and individual directors’ performance evaluation process, and personally conduct evaluations as appropriate;
(e)to consider the design and organization of the Board of Directors, including the review and vetting of potential nominees and committee structure and membership, and provide input to the Nominating & Governance Committee;
(f)to lead the Board of Directors' review of the performance and compensation of the Chief Executive Officer;
(g)to facilitate communication between Board Members and, respectively, the Chairman, the Delegate and the Chief Executive Officer without in any way becoming the exclusive means of such communication;
(h)to help assure that all Board Members receive on a timely basis the reports, background materials and resources necessary or desirable to assist them in carrying out their responsibilities;
(i)to monitor the Company's mechanism for receiving and responding to communications to the Board of Directors from shareholders;
(j)to respond to shareholder inquiries regarding matters other than audit-related matters; and
(k)to monitor the Board of Directors' activities to ensure sound corporate governance and independence in deliberations.

5.COMMITTEES
5.1Purpose, Powers and Responsibilities in General
5.1.1The Board of Directors may allocate the preparation and implementation of its resolutions and the supervision of the business of the Company and the Group to Committees. Each Committee shall timely inform the Board of Directors on its findings and actions.
5.1.2The Committees have the right, at any time and in their discretion, to make or request inquires in all matters falling into their responsibilities. By doing so, they shall take into account the industry practice and general principles of best practice. They may, if required, hire independent legal advisors, auditors or other experts, in particular to establish a comparison with general principles of best practice. The expenses shall be borne by the Company.
5.2Types of Committees, Charters
5.2.1The Board of Directors shall have an Audit Committee, a Compensation Committee, an Executive Committee, a Risk & Finance Committee and a Nominating & Governance Committee.
5.2.2The Board of Directors may designate one or more additional Committees at any time.
5.2.3The Board of Directors shall issue separate charters for each Committee which set out the powers and, as the case may be, the procedures of any such Committee. These charters, as amended from time to time, are incorporated by reference into these Organizational Regulations.
5.3Composition and Eligibility
Subject to the powers of the shareholders' meeting in respect to the Compensation Committee and unless otherwise determined by a Committee's charter, each Committee is constituted by a chair and at least one further member, each appointed by the Board of Directors among its members.
5.4Term
Unless otherwise determined by a Committee's charter, the term of a membership in a Committee is one year upon appointment.
5.5Meetings, Convocation of Meetings, Agenda
Unless otherwise determined by a Committee's charter:
(a)Meetings of the Committees shall be convened whenever required by business, usually on the day before an ordinary Board Meeting.
(b)Meetings shall be convened by the chair of the Committee. Each member of a Committee shall be entitled to request a prompt convening of a Committee meeting and must, in this event, set forth the items to be discussed.

(c)The chair of a Committee may invite other participants than the members of the Committee and the participants provided for in the Organizational Regulations.
(d)The chair of a Committee prepares the meetings and invites participants with advisory functions. The meetings are headed by the chair of the Committee.
(e)The chair of a Committee may exclude members of the Executive Management from meetings or from parts of a meeting of the Committee.
5.6Resolutions and Proposals to the Board of Directors
Unless otherwise determined by a Committee's charter:
(a)A Committee quorum shall be constituted when a majority of the members of the Committee are present in person or, if permitted by the Committee chair, participate using some alternative means of instant communication.
(b)The Committees shall pass their resolutions and adopt proposals to the Board of Directors with the majority of the votes cast. In case of a tie of votes, the chairs shall not have the casting vote.
(c)Committee resolutions and proposals to the Board of Directors may also be passed by means of written resolutions (circular resolutions), in writing, by facsimile or by a signed copy sent by e-mail, provided that no member requests in writing, by facsimile, email or similar means, deliberation in a meeting, within 5 (five) calendar days after hearing of the proposed resolution or proposal. Committee resolutions and proposals by means of written resolutions require the affirmative vote of a majority of all of the Committee members.
(d)All resolutions shall be recorded. The minutes shall be signed by the chair of the Committee and the person keeping the minutes and must be approved by the next meeting of the Committee.
6.DELEGATE (CHIEF EXECUTIVE OFFICER)
6.1Powers and Responsibilities
6.1.1The Delegate is a member of the Board of Directors (Verwaltungsratsdelegierter) and the Chief Executive Officer of the Executive Management. The Chairman may also be appointed as the Delegate.
6.1.2If the Board of Directors appointed a Delegate in accordance with Clause 2.1.2(d), this Delegate shall have the following powers and responsibilities:
(a)head the Executive Management and convene and chair its meetings;
(b)liaise between the Board of Directors and the Executive Management in all areas that are not reserved to the Chairman;
(c) supervise and prepare the implementation of the resolutions of the Board of Directors on the ultimate management of the Company;

(d)supervise the development of the strategies of the Company by the Executive Management; and
(e)supervise the formation of the top management of the Company.
6.2Further Powers and Responsibilities
6.2.1Furthermore, the Delegate has the responsibilities as set forth in the Articles of Association and these Organizational Regulations. In particular, he or she is responsible and supervises the implementation of the resolutions by the Board of Directors.
6.2.2The Board of Directors may delegate further powers and responsibilities to the Delegate.
7.EXECUTIVE MANAGEMENT
7.1Powers and Responsibilities
7.1.1The Executive Management shall manage the operations of the Company and the overall business of the Group and shall control all employees of the Company.
7.1.2In particular, the Executive Management shall exercise the following duties and competencies:
(a)conduct the operational management of the Group, implement the strategic business policy, implement these Organizational Regulations, draw up the necessary additional regulations and directives for approval by the Board of Directors and implement the approved regulations and directives;
(b)manage and supervise all on-going business and transactions of the Group within the framework of these Organizational Regulations save for decisions with an extraordinary importance which require prior approval by the Board of Directors;
(c)prepare for approval by the Board of Directors and implement the accounting, financial control and the financial planning;
(d)prepare and present the annual accounts, the quarterly balance sheet, the annual report as well as the report on non-financial matters to the Board of Directors
(e)ensure periodical and legally required reporting throughout the organization.
7.2Appointments
7.2.1The members of the Executive Management are appointed and removed by the Board of Directors.
7.2.2The Executive Management is constituted of the Chief Executive Officer, the chief financial officer, the general counsel and such other members as the Board of Directors may appoint from time to time.
7.3Meetings, Convocation of Meetings, Agenda
7.3.1The Executive Management shall be convened whenever required by business.

7.3.2Meetings shall be convened by the Chief Executive Officer or, in the Chief Executive Officer's absence, by another member of the Executive Management. Each member of the Executive Management shall be entitled to request a prompt convening of a meeting and must, in this event, set forth the items to be discussed.
7.3.3Meetings shall be announced at least one calendar day in advance by letter, facsimile or e-mail. Items on the agenda shall be set forth in this correspondence.
In case of urgency, shorter notice periods are permitted. If all members of the Executive Management are present and agree, deviations from these formal requirements are permitted; in particular, decisions can be taken that are not mentioned on the agenda.
7.3.4The Chief Executive Officer, or in the Chief Executive Officer's absence their deputy, shall chair the meetings.
7.3.5Each member shall be entitled to submit proposals regarding the items on the agenda. This right may also be executed by way of correspondence.
7.3.6The Chief Executive Officer shall decide whether individuals not belonging to the Executive Management are to participate in meetings in a consultant capacity.
7.4Quorum and Minutes
7.4.1A quorum of the Executive Management shall be constituted when an absolute majority of the members of the Executive Management are present in person or, if permitted by the Chief Executive Officer, participate using some alternative means of instant communication.
7.4.2The substance of the meeting and any decisions taken by the Executive Management shall be recorded. The minutes shall be signed by the Chief Executive Officer and the person keeping the minutes. Each member of the Executive Management shall receive a copy of the minutes. They shall be considered approved if no remarks to the contrary are made before the end of the next meeting. The minutes shall be accessible for the Board Members at any time.
8.GROUP INTERNAL AUDIT
8.1Responsibilities
The internal audit group of the Company ("Group Internal Audit") shall examine and evaluate the adequacy and effectiveness of the Group's internal control environment, and the quality of performance in carrying out assigned responsibilities to achieve the Group's goals and objectives.
In fulfilling its responsibilities, Group Internal Audit shall:
(a)submit audit services plans to the Audit Committee for approval;
(b)periodically report to the Audit Committee;
(c)inform the Audit Committee about significant findings during the year; and
(d)provide any additional information requested by the Audit Committee.

8.2Organization
The organizational structure of Group Internal Audit and resource requirements necessary for Group Internal Audit to perform its activities shall be defined by the head of Group Internal Audit and submitted to the Audit Committee for approval. The head of Group Internal Audit shall review and approve all new hires and terminations of staff of Group Internal Audit.
8.3Professional Standards
Group Internal Audit shall adhere to the Group's guidelines and procedures and Group Internal Audit's organization and processes manuals and guidelines or to such other standards as required by applicable law or regulation.
8.4Independence
8.4.1Group Internal Audit performs its internal audit activities with independence and objectivity. It shall have no direct operational responsibility or authority over any of the activities they review.
8.4.2Group Internal Audit shall coordinate its activities with other assurance functions in the Group and the external auditor.
9.GENERAL PROVISIONS
9.1Signatory Powers
9.1.1Signatory powers for the Company may be sole (Einzelunterschrift).
9.2Conflict of Interest
9.2.1Members of the Board of Directors and of the Executive Management shall avoid any action, position or interest that conflicts with the interests of the Company or the Group or give the appearance of a conflict of interest within the Company's code of conduct or under applicable law.
9.2.2When a conflict of interest is believed to exist, the relevant member of the Board of Directors or of the Executive Management is obliged to abstain from voting upon all matters touching that member's personal interests or the interests of any individual or legal person, or partnership with whom that member is closely associated and to inform the Chairman accordingly.
9.3Non-Disclosure
The Board Members as well as all other executive bodies and employees are obliged to maintain secrecy towards third parties regarding all facts they obtain knowledge of during the performance of their duties. These duties of non-disclosure survive the termination of the relationship of the respective individual with the Company.

9.4Returning of Files
Upon termination of the relationship with the Company, all business files must be returned or, to the extent a return is impossible or impracticable and after having sought express permission from the Company, destroyed.
10.BUSINESS YEAR
The business year of the Company starts on 1 January and ends on 31 December.
11.FINAL PROVISIONS
11.1Entering into Force
These Organizational Regulations shall enter into force on the date of adoption by the Board of Directors, be it in a meeting or by circular resolution.
11.2Review and Amendments
These Organizational Regulations shall be reviewed and if necessary amended on a regular basis by the Board of Directors.
12.INDEMNIFICATION
The Company shall indemnify and hold harmless, in accordance with and to the full extent now or hereafter permitted by law, any current and former member of the Board of Directors or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (including, without limitation, an action by or in the right of the Company), by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty on behalf of the Company as a director or officer of the Company, from and against any action, cost, charge, loss, damage, liability or expense actually and reasonably incurred by such person in respect thereof; provided that this indemnity shall not extend to any matter in which any of said persons is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty.
Without limiting the foregoing, the Company shall advance the expenses of defending any such act, suit or proceeding (including court costs and attorney's fees) in accordance with and to the full extent now or hereafter permitted by law, except in cases where the Company itself is plaintiff. Such indemnification and advancement of expenses are not exclusive of any other right to indemnification or advancement of expenses provided by law or otherwise.
The Board of Directors may authorize the Company to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another company, partnership, joint venture, trust or other enterprise, or in a fiduciary or other capacity with respect to any employee benefit plan maintained by the Company, against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Clause 12.

February 23, 2023

/s/ Evan G. Greenberg
Evan G. Greenberg
Chairman

/s/ Joseph F. Wayland
Joseph F. Wayland
Secretary